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                                                                   Exhibit 10.38


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into as of this 14 day of October 2001 between US Diagnostic Inc. (the "COMPANY") and P. Andrew Shaw (the "EXECUTIVE").

         WHEREAS, the Company desires to ensure the availability to the Company of the Executive's services, and the Executive is willing to enter into a continuation of Executive's current employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

           1. TERM OF EMPLOYMENT.

           (a) TERM. The Company hereby agrees to continue its employment of the Executive, and the Executive hereby accepts the continued employment with the Company, for a period commencing on the date of this Agreement and continuing through December 31, 2002 (the "TERM"). This Agreement shall be automatically renewed for an additional one (1) year term (the "ADDITIONAL TERM"), unless a notice electing not to renew is provided from either party to the other prior to December 1, 2002 but not before November 1, 2002.

           (b) CONTINUING EFFECT. Notwithstanding any termination of this Agreement at the end of the Term, the Additional Term or otherwise, the provisions of Sections 6 and 7 shall remain in full force and effect and the provisions of Sections 6(a), 6(c) and 7 shall be binding upon the legal representatives, successors and assigns of the Executive, except as otherwise provided in this Agreement.

           2. DUTIES.

           (a) GENERAL DUTIES. The Executive's title shall be Executive Vice President and Chief Financial Officer of the Company and he shall have such duties and responsibilities as may be established by the Board of Directors of the Company and which are generally consistent with and customary for the Executive's positions. The Executive will use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

           (b) DEVOTION OF TIME. The Executive will devote substantially full time during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company. It is expressly understood that the Executive will not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, businesses or organizations without the prior consent of the Board of Directors of the Company; provided, that the Executive shall be permitted to devote a limited amount of his time, without compensation, to charitable or similar organizations.

           (c) OPPORTUNITIES. The Executive agrees to present to the Company all potential opportunities for acquisitions, joint ventures and similar transactions. The Executive may pursue such opportunities himself only if first declined in writing by the Board of Directors of the Company.




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           3. COMPENSATION AND EXPENSES.

           (a) SALARY. For the services rendered by the Executive pursuant to this Agreement, the Company shall pay the Executive an annual base salary of (i) $165,000 during the period commencing on July 1, 2001 and concluding on December 31, 2001 and (ii) $180,000 during the period commencing on January 1, 2002 and concluding on December 31, 2002. The annual base salary under this Section 3(a) will be reduced, however, to the extent that the Executive elects to defer any portion thereof under the terms of any deferred compensation or savings plan maintained by the Company. The Company will pay the Executive his annual salary in equal installments no less frequently than twice monthly in accordance with the Company's policies.

           (b) BONUSES.

                  (i) RETENTION BONUS. In the event the Executive remains employed by the Company on December 31, 2001 or his employment is terminated by the Company without Cause (as defined below) prior thereto, the Company shall pay the Executive a retention bonus of $75,000 (the "RETENTION BONUS") no later than January 4, 2002.

                  (ii) PERFORMANCE BONUSES.

                           (A) 2001 BONUSES. Upon achievement of the following
objectives prior to December 31, 2001, the Company shall pay the Executive the bonuses set forth below no later than January 31, 2002:

                                    (I) DEBT RESTRUCTURING. The Company
currently is exploring various alternatives for restructuring (the "RESTRUCTURING") its approximately $70 million of outstanding debt. In the event that upon completion of the Restructuring the current equity holders of the Company retain at least a [40%] interest in the restructured entity, then the Company shall pay the Executive a bonus of $50,000.

                                    (II) COLLECTION OF ACCOUNTS RECEIVABLE. In
the event that the Company is able to collect greater than $3.9 million of the Old Accounts Receivable (as defined in the Projections (the "PROJECTIONS") attached hereto as EXHIBIT A), during the period commencing on June 1, 2001 and concluding on December 31, 2001, then the Company shall pay the Executive a bonus of $50,000.

                                    (III) EBITDA LESS CAPITAL EXPENDITURES. In
that the Company's EBITDA less Capital Expenditures from Continuing Centers for the period commencing on the date hereof and concluding December 31, 2001 exceeds 95% of the amount set forth on EXHIBIT B, then the Company shall pay the Executive a bonus of $25,000.





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(IV) INTENTIONALLY DELETED.

Notwithstanding the foregoing, in the event that the objectives set forth in Subsection 3(b)(ii)(A)(IV) above are achieved, then the Executive shall not be eligible to receive the bonus for the objective set forth in Subsection 3(b)(ii)(A)(I) above. In the event that the Executive receives the Retention Bonus and any one or more of the objectives set forth in Subsections 3(b)(ii)(A)(I)-(IV) above are achieved, then the amount of the bonus paid by the Company to the Executive pursuant Subsections 3(b)(ii)(A)(I)-(IV) shall be reduced by the amount of the Retention Bonus paid to the Executive, but in no event shall that amount be less than zero.

                           (B) 2002 BONUSES. Upon achievement of the following
objectives after December 31, 2001 but prior to December 31, 2002, the Company shall pay the Executive the bonuses set forth below:

                                    (I) EBITDA LESS CAPITAL EXPENDITURES. In the
event that the Company's EBITDA less Capital Expenditures from Continuing Centers for the period commencing on January 1, 2002 and concluding on December 31, 2002 exceeds 95% of the amount set forth in the Projections for such period, then the Company shall pay the Executive a bonus of $50,000.

                                    (II) SALE OF CENTERS. In the event that (i)
the Company completes the Sale, (ii) upon completion of the Restructuring the current equity holders of the Company retain at least a [40%] interest in the restructured entity, and (iii) the Company retains after payment of all debt and other expenses at least $[10] million cash and an ordinary Net Operating Loss tax carryforward of at least $25 million, then the Company shall pay the Executive a bonus of $125,000.

           (c) STOCK OPTIONS. All existing stock options currently held by the Executive shall remain in full force and effect.

           (d) EXPENSES. In addition to any compensation received pursuant to
Section 3(a), (b), and (c), the Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company's practices. Such reimbursement or advances will be made in accordance with the Company's policies and procedures in effect from time to time relating to reimbursement of or advances to executive officers.

           (e) SEVERANCE. In the event that this Agreement is renewed for the Additional Term and the Company terminates the Executive's employment without Cause (as defined below) or the Executive resigns for Good Reason (as defined below) during the Additional Term, then the Company shall pay the Executive an amount equal to his annual salary of $180,000.

                  (i) "CAUSE" means: (i) the material and repeated failure by the Executive to perform his job responsibilities competently after written notice from the Company to the Executive of five (5) days and failure by the Executive to cure, (ii) dishonesty, fraud, conviction of a felony, theft or misappropriation in the performance of his job responsibilities, or (iii) any material breach of any provision of Sections 2(a), 6 or 7.

                  (ii) "GOOD REASON" means: (I) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement other than an insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive; (II) the Company's requiring the Executive to be based or to perform services at any site or location more than fifteen (15) miles from West Palm Beach, Florida, except for travel reasonably required in the performance of the Executive's responsibilities; or (III) without the express prior written



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consent of the Executive (which consent the Executive has the absolute right to withhold), (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including titles and reporting relationships), authority, responsibilities or status as Chief Financial Officer and Executive Vice President of the Company or (ii) any other material adverse change in such position, authority, responsibility or status.

           4. BENEFITS.

           (a) VACATION. For each 12-month period during the Term, the Executive will be entitled to four (4) weeks of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and as shall be convenient for the affairs of the Company.

           (b) EMPLOYEE BENEFIT PROGRAMS. During the Term, the Executive will be entitled to participate in any pension, insurance or other employee benefit plan that is maintained at that time by the Company for its executive officers, including programs of life and medical insurance and reimbursement of membership fees in civic, social and professional organizations.

           (c) AUTOMOBILE. The Company shall provide the Executive with a non-accountable automobile allowance of $750 per month which includes all costs associated with the use of an automobile including, without limitation, lease or loan payments, fuel, maintenance and insurance.

           5. TERMINATION.

           (a) TERMINATION FOR CAUSE. The Company may terminate the Executive's employment for Cause at any time by giving written notice of termination to the Executive, which shall be effective on the effective date set forth in paragraph 10 hereof. The Executive shall have no right to compensation, bonus or reimbursement under Section 3, or to participate in any employee benefit programs under Section 4, for any period subsequent to the effective date of termination. "CAUSE" shall mean: (i) the material and repeated failure by the Executive to perform his job responsibilities competently, (ii) dishonesty, fraud, theft or misappropriation in the performance of his job responsibilities, or (iii) any material breach of any provision of Sections 2(a), 6 or 7.

           (b) DEATH OR DISABILITY. The obligations of the Company hereunder will terminate upon the death or disability of the Executive. For purposes of this Section 5(b), "disability" shall mean that for a period of six months in any 12-month period the Executive is incapable of substantially fulfilling the duties set forth in Section 2 because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

           6. NONCOMPETITION AGREEMENT.

           (a) COMPETITION WITH THE COMPANY. Except as provided for in Sections 2(b) and 6(b) hereof, until termination of his employment and for a period of 24 months commencing on the date of termination, the Executive, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, will not compete with the Company (including any company buying all or substantially all of the centers owned by the Company or its subsidiaries) or any of its affiliates in the offer, sale or marketing of radiology products or services, including radiology practice management services, that are competitive with the products or services offered by the Company as of the date of this Agreement, or any other business engaged in by the Company after the date of this Agreement in which Executive is actively




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involved on behalf of the Company, within any metropolitan area in the United
States or elsewhere in which the Company is then engaged in the offer and sale of competitive products or services, except as provided in (b) below. Additionally, the foregoing shall not prevent Executive from accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business (the "PROHIBITED BUSINESS") if Executive's employment is totally unrelated to the Prohibited Business; provided, further, the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise provided Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.

           (b) SOLICITATION OF CUSTOMERS. During the periods in which the provisions of Section 6(a) shall be in effect, the Executive, directly or indirectly, will not seek Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company, or solicit any employees to leave the Company or its subsidiaries or affiliates. For purposes of this Section 6(b), the term "CUSTOMER" means any person, firm, corporation, partnership, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer.

           (c) NO PAYMENT. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 6.

           (d) RELEASE. The provisions of this Section 6 shall not apply if this Agreement is terminated by the Company without Cause.

           7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive acknowledges that during his employment he will learn and will have access to confidential information regarding the Company and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of the Company and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company or its affiliates (collectively referred to as "CONFIDENTIAL INFORMATION"). All records, files, materials and Confidential Information excluding personal items, obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Executive will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the board of directors of the Company, unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Executive.

           8. ASSIGNABILITY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors or assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.





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           9. SEVERABILITY.

           (a) The Executive expressly agrees that the character, duration and geographical scope of the provisions set forth in paragraphs 6 and 7 of this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date in any arbitration or judicial proceeding that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the tribunal in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If in an arbitration or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

           (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

           10. NOTICES AND ADDRESSES. All notices, offers, acceptances and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

           To the Company:          US Diagnostic Inc.
                                    777 S. Flagler Drive
                                    West Palm Beach, Florida 33401
                                    Attention: President

           To the Executive:        P. Andrew Shaw
                                    762 Pine Chase Court
                                    Wellington, Florida 33414

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

           11. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

           12. ARBITRATION. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve




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by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in West Palm Beach, Florida (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

           13. ATTORNEY'S FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including that in arbitration as provided for in Section 12 of this Agreement, is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorneys' fees, costs and expenses. In the event it is determined that the prevailing party is not 100% correct in the disputed issue, then the prevailing party shall only be entitled to that percentage of its attorneys' fees as the prevailing party is deemed correct in the dispute. As an example, if the prevailing party is 75% correct and the nonprevailing party is 25% correct, then the nonprevailing party shall be required to pay 75% of the prevailing party's attorneys' fees.

           14. GOVERNING LAW. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed and interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

           15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Any other pre-existing agreements relating to a bonus are superceded by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by both parties.

           16. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

           IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

                                       US DIAGNOSTIC INC.


                                       By: /s/ Glen Kassan
                                           -------------------------------------
                                           Name: Glen Kassan
                                                 -------------------------------
                                           Title: Chairman
                                                  ------------------------------


                                           /s/ P. Andrew Shaw
                                           -------------------------------------
                                           P. Andrew Shaw






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